Exhibit 99.1
FOR IMMEDIATE RELEASE

Aaron Dahlke To Resign as Aircastle Chief Financial Officer

Stamford, CT. July 28, 2022 — Aircastle Limited (“Aircastle” or “the Company”) announced today that Chief Financial Officer, Aaron Dahlke, will resign from the Company to pursue another opportunity outside of the industry. Mr. Dahlke has accepted the role of Vice President for Finance & Administration / Chief Financial Officer for Azusa Pacific University in Azusa, California. Roy Chandran will serve as interim Chief Financial Officer effective September 1, 2022.
Aaron Dahlke joined Aircastle in 2005 as Chief Accounting Officer and was appointed Chief Financial Officer in 2017. Roy Chandran was appointed Aircastle’s Chief Strategy Officer in March 2020. Prior to being appointed Chief Strategy Officer, Mr. Chandran served in various strategy and capital markets roles for Aircastle since May 2008.
Mike Inglese, Aircastle’s CEO, commented, “In his seventeen years of service, Aaron provided the discipline, versatility, and team-building leadership that enabled Aircastle to grow from a start-up to the global player we are in aircraft leasing today. Although we will greatly miss his contributions, we wish him all the best in his new role. We are also pleased to have Roy serve as interim CFO, which underscores our deep bench and provides continuity for our investors.”

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of May 31, 2022, Aircastle owned and managed on behalf of its joint ventures 250 aircraft leased to 74 customers located in 44 countries.

Contact:

Aircastle Advisor LLC
Jim Connelly, SVP ESG & Corporate Communications
Tel: +1-203-504-1871